Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Celcuity Inc. Amended and Restated 2017 Stock Incentive Plan of our report dated February 16, 2021, with respect to the balance sheets of Celcuity Inc. as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2020 and 2019 included in the Annual Report on Form 10-K of Celcuity Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Boulay PLLP

Minneapolis, Minnesota
May 26, 2021